EXHIBIT 3.1
NRG COMMON STOCK FINANCE I LLC
CERTIFICATE OF AMENDMENT
to
CERTIFICATE OF DESIGNATIONS
establishing the
Voting Powers, Designations, Preferences, Limitations,
Restrictions, and Relative Rights of
Series 1 Exchangeable Limited Liability Company Preferred Interests

Pursuant to Section 18-215 of the
Limited Liability Company Act of the State of Delaware

     NRG COMMON STOCK FINANCE I LLC, a limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware (“Issuer”), does hereby certify as follows:
     1. That the Certificate of Designations establishing the voting powers, designations, preferences, limitations, restrictions, and relative rights of the Series 1 Limited Liability Company Preferred Interests (“Certificate of Designations”), shall be amended as follows:
     (a) Section 1.2 of the Certificate of Designations shall be amended by replacing the number “30” in the first line with the number “25”;
     (b) Section 4.2 of the Certificate of Designations is amended by (i) replacing the words “Initial Valuation Date” in the fifth line thereof with the words “Initial Net Settlement Valuation Date”, (ii) replacing the words “Redemption Date” in the fifth line thereof with the words “Net Settlement Date”, (iii) deleting the parenthetical in the sixth and seventh lines thereof and (iv) replacing the words “Initial Valuation Date” in the second line of the second paragraph with the words “Initial Net Settlement Valuation Date”.
     (c) Section 4.6 of the Certificate of Designations is amended by adding the phrase “or pursuant to Underwriting Agreement No. 2 during the Amendment Double Print Period” after the words “Double Print Period” at the end of the second line thereof.
     (d) Section 4.7 of the Certificate of Designations is amended by replacing the words of such clause after the words “Preferred Interest” in the first line thereof with the phrase, “(i) under Section 4.1 hereof on or after the Initial Valuation Date using Cash not held in the Note Collateral Account as of 8:00 AM, New York City time, on the Initial Valuation Date, or (ii) under Section 4.2 hereof on or after the Initial Net Settlement Valuation Date using Cash not held in the Note Collateral Account as of 8:00 AM, New York City time, on the Initial Net Settlement Valuation Date”.
(e)	Adding a new Section 4.8 that reads in its entirety as follows:

“In connection with the delivery of any shares of NRG Common Stock in satisfaction of Issuer’s obligations pursuant to Section 4.2 of this Certificate of Designations, (1) Issuer will convey, and, on any date that Issuer delivers such shares of NRG Common Stock, represents that it has conveyed, good title to the shares of NRG Common Stock it is required to deliver, free from (i) any lien, charge, claim or other encumbrance (other than a lien routinely imposed on all securities by the relevant clearance system) and any other restrictions whatsoever, including any restrictions under applicable securities laws, without any obligation on the part of the Holder in connection with such Holder’s subsequent sale of such shares to deliver an offering document, or comply with any volume or manner of sale restrictions, (ii) any and all restrictions that any sale, assignment or other transfer of such shares be consented to or approved by any person or entity, including without limitation, the Company or any other obligor thereon, (iii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such shares, (iv) any requirement of the delivery of any certificate, approval, consent, agreement, opinion of counsel, notice or any other document of any person or entity to the Company of, any other obligor on or any registrar or transfer agent for, such shares, prior to the sale, pledge, assignment or other transfer of such shares, and (v) any registration or qualification requirement or prospectus delivery requirement for such shares pursuant to applicable securities laws and (2) accordingly, Issuer agrees that any certificates representing such shares shall not bear any restrictive legends.
     (f) Section 5.1 of the Certificate of Designations shall be amended by the addition of clause 5.1(i) to read in its entirety as follows:
     (i) if, as of the third calendar day following the Additional Share Ownership Date, Issuer does not own a number of shares of NRG Common Stock equal to or greater than the sum of (i) the Current Number of Shares plus (ii) the Additional Shares.
     (g) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.1(A) as follows:
“Additional Share Ownership Date” means the date that is one Business Day following the Hedge Execution Notification Date.
     (h) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.1(B) as follows:
     “Additional Shares” means the number of shares of NRG Common Stock determined by the Calculation Agent by reference to Annex A hereto using the Hedge Execution Price. If the precise Hedge Execution Price does not appear on Annex A, the number of Additional Shares will be determined by linear interpolation between the amounts set forth on Annex A for the two prices set forth on Annex A nearest the Hedge Execution Price.
     (i) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.4(B) as follows:
     “Amendment Double Print Period” means the period beginning on and including the first Exchange Business Day of the Amendment Hedging Period and ending on and including the later of (x) the last day of the Amendment Hedging Period and (y) the Exchange Business Day on which Purchaser or its affiliate has completed registered sales of a number of shares of NRG Common Stock, in the manner contemplated by Underwriting Agreement No. 2, equal to the number of Additional Shares.
     (j) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.4(C) as follows:
     “Amendment Fee Agreement” means the letter agreement dated as of February 27, 2008 among the Company, Purchaser, Credit Suisse Capital LLC and Credit Suisse Securities (USA) LLC.
     (k) Section 10.6 of the Certificate of Designations shall be amended by adding at the end thereof “or Underwriting Agreement No. 2, as the context requires”.
     (l) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.12(A) as follows:
     “Certificate of Amendment to Certificate of Designations” means the amended Certificate of Designations filed with the Delaware Secretary of State on the Effective Date specifying the terms of the Preferred Interests issued by Issuer.
     (m) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.16(A) as follows:
     “Current Number of Shares” means 11,646,470.
     (n) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.34(A) as follows:
     “Hedge Execution Notification Date” has the meaning set forth in the Preferred Interest Amendment Agreement.
     (o) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.34(B) as follows:
     “Hedge Execution Price” has the meaning set forth in the Preferred Interest Amendment Agreement.
     (p) Section 10.40 of the Certificate of Designations shall be amended by replacing the word “thirtieth” on the last line with the word “twenty fifth”;
     (q) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.40(A) as follows:
     “Initial Net Settlement Valuation Date” means for any Preferred Interests, November 14, 2008; provided that if such date is not an Exchange

Business Day, the Initial Net Settlement Valuation Date shall be the immediately following Exchange Business Day.
     (r) Section 10.41 of the Certificate of Designations shall be amended by replacing the phrase “the date that follows the Exchange Business Day corresponding to the final Funding Date by two years” with the phrase “May 13, 2010”.
     (s) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.50(A) as follows:
     “Net Settlement Date” means, for any Component of any Preferred Interest, the Exchange Business Day immediately following the Net Settlement Valuation Date for such Component.
     (t) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.50(B) as follows:
     “Net Settlement Valuation Date” means, for the first Component of each Preferred Interest, the Initial Net Settlement Valuation Date, and, for each subsequent Component of such Preferred Interest, the Exchange Business Day immediately following the Net Settlement Valuation Date for the previous Component, provided that if any such Exchange Business Day is a Disrupted Day, then such Exchange Business Day shall not be a Net Settlement Valuation Date, and such Net Settlement Valuation Date shall be the first succeeding Exchange Business Day that is not a Disrupted Day and on which another Net Settlement Valuation Date does not or is not deemed to occur. If such first succeeding Exchange Business Day has not occurred as of the eighth Exchange Business Day immediately following the day that, but for the occurrence of another Net Settlement Valuation Date or Disrupted Day, would have been the final Net Settlement Valuation Date, then (1) that eighth Exchange Business Day shall be deemed the Net Settlement Valuation Date for all Components for which the Net Settlement Valuation Date has not yet occurred, and (2) the VWAP Price on that Net Settlement Valuation Date shall be deemed to be the prevailing market value of the NRG Common Stock as reasonably determined by the Calculation Agent.
     (u) Section 10.53 of the Certificate of Designations shall be amended by adding the phrase “as amended from time to time” after the word “agent” in the last line thereof;
     (v) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.53(A) as follows:
     “Note Purchase Amendment Agreement”, which means the Note Purchase Amendment Agreement dated as of February 27, 2008 among Issuer, Purchaser and Agent.

     (w) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.62(A) as follows:
     “Preferred Interest Amendment Agreement”, which means the Preferred Interest Amendment Agreement dated as of February 27, 2008 among Issuer, Purchaser and Agent.
     (x) Section 10.63 of the Certificate of Designations shall be amended by adding the phrase “as amended from time to time” after the word “agent” in the last line thereof;
     (y) Section 10.64 of the Certificate of Designations shall be amended by adding the words “Net Settlement” before the word “Valuation” in the third line thereof.
     (z) Section 10.76 of the Certificate of Designations shall be amended by adding at the end thereof “or Underwriting Agreement No. 2, as the context requires”.
     (aa) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.82(B) as follows:
     “Transaction Amendment Documents”, which means, (i) the Preferred Interest Amendment Agreement, (ii) the Note Purchase Amendment Agreement, (iii) this Certificate of Amendment to Certificate of Designations, (iv) Underwriting Agreement No. 2 and (v) the Amendment Fee Agreement.
     (bb) Section 10.83 of the Certificate of Designations shall be amended by adding the phrase “as each document or agreement in subclauses (i) through (xiv) of this Section 10.83 may be amended from time to time” after the word “Agreement” in the last line thereof.
     (cc) Section 10 of the Certificate of Designations shall be amended by the addition of Section 10.85(A) as follows:
     “Underwriting Agreement No. 2” means the Underwriting Agreement dated as of February 27, 2008 among Issuer, Purchaser, Credit Suisse Capital LLC and Credit Suisse Securities (USA) LLC.
     (dd) Each reference to a “Transaction Document” or “Transaction Documents” in (i) Sections 5.1(a), 5.1(c)-(e), 5.1(g), 5.1(h) and 4.6 of the Certificate of Designations and (ii) the definitions of “Hedging Disruption” and “Increased Cost of Hedging” in Section 10 of the Certificate of Designations shall be deemed to be references to a Transaction Document or Transaction Amendment Document.

     2. Except as otherwise specified in this Certificate of Amendment to the Certificate of Designations, the Certificate of Designations shall remain in full force and effect.

     IN WITNESS WHEREOF, NRG Common Stock Finance I LLC caused this Certificate of Amendment of the Certificate of Designation to be signed this 27th day of February, 2008.

NRG COMMON STOCK FINANCE I LLC

By: Name:	/s/ Robert C. Flexon Robert C. Flexon
Title:	Executive Vice President and Chief Financial Officer